Exhibit 99.1

IPG PHOTONICS ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS
Revenue and Earnings per Diluted Share at Record Levels, Increasing 46% and 53%, Respectively
OXFORD, Mass. – August 1, 2017 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2017.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data)	2017	2016	% Change	2017	2016	% Change
Revenue	$369.4	$252.8	46%	$655.2	$460.0	42%
Gross margin	55.9%	54.5%		55.5%	54.8%
Operating income	$141.1	$95.0	49%	$242.6	$165.0	47%
Operating margin	38.2%	37.6%		37.0%	35.9%
Net income attributable to IPG Photonics Corporation	$104.1	$67.1	55%	$179.1	$116.4	54%
Earnings per diluted share	$1.91	$1.25	53%	$3.29	$2.17	52%
Management Comments
"IPG delivered record quarterly results, driven by rapid growth in our core products, applications, and geographies," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. "As the market leader in fiber lasers, we are benefiting from accelerating adoption of fiber lasers over conventional lasers and non-laser cutting and welding equipment. Second quarter revenue and net income were both at record levels, highlighting the strength of our business model."
Second quarter revenue of $369.4 million increased 46% year over year, and earnings per diluted share ("EPS") of $1.91 increased 53% year over year. Materials processing sales increased 48% year-over-year in the second quarter and accounted for approximately 96% of total sales driven by strength in cutting and welding applications. Sales to other markets were up 19% year-over-year driven by strong sales in telecom. High-power laser sales increased 57% year over year from rapid growth in cutting and welding applications while sales of QCW lasers increased 82% year over year driven by growth in consumer electronics production and percussion hole drilling. While all main geographies other than Japan experienced increases, sales growth in China was particularly strong, almost doubling, and represented half of total revenue in the second quarter.
During the second quarter, IPG generated $82.3 million in cash from operations and used $21.8 million to finance capital expenditures. IPG ended the quarter with $930.4 million in cash and cash equivalents and short-term investments, representing an increase of $99.8 million from December 31, 2016.
Business Outlook and Financial Guidance
"Demand for our core products, particularly high-power, kilowatt-scale fiber lasers, has never been stronger. Our leadership position within this fast-growing market drove record order activity in the quarter, resulting in a book-to-bill ratio above one. Based on these trends and the strength of our current backlog, we believe we are in excellent position to deliver another strong quarter in three months," said Dr. Gapontsev.
IPG Photonics expects revenue in the range of $350 million to $375 million for the third quarter of 2017. The Company anticipates earnings per diluted share in the range of $1.70 to $1.90 based on 54,471,000 diluted common shares, which includes 53,380,000 basic common shares outstanding and 1,091,000 potentially dilutive options at June 30, 2017.
Dr. Gapontsev added, "Year-to-date bookings have exceeded our expectations, pointing to strong revenue growth in 2017. Based on first half outperformance and current backlog, we are now targeting approximately 32% to 34% revenue growth for the full year. Our fourth quarter performance will be driven by order activity through the end of the third quarter and during the fourth quarter, for which our visibility is low. Given the magnitude of outperformance during the first half of the year, we believe it is prudent to assume a lower growth rate in the fourth quarter due to more challenging comparisons and an expected slowdown in spending related to typical seasonality in China and the consumer electronics investment cycle. Should this anticipated spending slowdown fail to materialize at a level consistent with historic trends, this could result in upside to our full year guidance range."
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.88, Russian Ruble 59, Japanese Yen 112 and Chinese Yuan 6.77, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the Second Quarter 2017 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, August 1, 2017 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, delivering a strong set of results again in the third quarter, guidance for the third quarter of 2017, full-year revenue growth outlook, growth rates in fourth quarter and spending slowdown in China. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 27, 2017) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except per share data)
NET SALES	$369,373	$252,787	$655,219	$460,035
COST OF SALES	163,077	115,084	291,656	207,921
GROSS PROFIT	206,296	137,703	363,563	252,114
OPERATING EXPENSES:
Sales and marketing	12,136	9,689	22,963	17,723
Research and development	25,960	18,412	48,740	35,901
General and administrative	19,875	16,151	37,601	30,052
Loss (gain) on foreign exchange	7,183	(1,556)	11,636	3,411
Total operating expenses	65,154	42,696	120,940	87,087
OPERATING INCOME	141,142	95,007	242,623	165,027
OTHER INCOME (EXPENSE), Net:
Interest income, net	468	270	776	462
Other income (expense), net	23	141	(506)	148
Total other income (expense)	491	411	270	610
INCOME BEFORE PROVISION FOR INCOME TAXES	141,633	95,418	242,893	165,637
PROVISION FOR INCOME TAXES	(37,530)	(28,387)	(63,858)	(49,277)
NET INCOME	104,103	67,031	179,035	116,360
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(13)	(27)	(26)	(25)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$104,116	$67,058	$179,061	$116,385
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$1.95	$1.26	$3.35	$2.20
Diluted	$1.91	$1.25	$3.29	$2.17
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	53,380	53,065	53,403	52,981
Diluted	54,471	53,788	54,450	53,705

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Cost of sales	$1,462	$1,545	$2,853	$2,964
Sales and marketing	516	497	968	912
Research and development	1,232	1,220	2,437	2,313
General and administrative	2,498	2,215	4,801	4,247
Total stock-based compensation	5,708	5,477	11,059	10,436
Tax benefit recognized	(1,853)	(1,765)	(3,573)	(3,349)
Net stock-based compensation	$3,855	$3,712	$7,486	$7,087

(In thousands, except share and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Excess tax benefit on exercise of stock options included in net income	$3,394	$—	$7,524	$—
Increase in weighted-average diluted shares outstanding	238,917	—	210,776	—

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Step-up of inventory (1)
Cost of sales	$10	$374	$10	$374
Amortization of intangible assets
Cost of sales	$592	$579	$1,337	$924
Sales and marketing	416	162	576	200
Research and development	160	160	320	320
Impairment charge related to long-lived asset
General and administrative	—	—	162	—
Total acquisition related costs and other charges	$1,178	$1,275	$2,405	$1,818

(1) 2016 amount relates to Menara while 2017 relates to OptiGrate step-up adjustment on inventory sold during the period

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$808,111	$623,855
Short-term investments	122,304	206,779
Accounts receivable, net	237,332	155,901
Inventories	260,661	239,010
Prepaid income taxes	37,912	34,128
Prepaid expenses and other current assets	44,454	41,289
Total current assets	1,510,774	1,300,962
DEFERRED INCOME TAXES, NET	47,843	42,442
GOODWILL	28,728	19,828
INTANGIBLE ASSETS, NET	32,294	28,789
PROPERTY, PLANT AND EQUIPMENT, NET	389,853	379,375
OTHER ASSETS	21,050	18,603
TOTAL	$2,030,542	$1,789,999
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,188	$3,188
Accounts payable	28,996	28,048
Accrued expenses and other liabilities	116,499	102,485
Income taxes payable	10,102	24,554
Total current liabilities	156,785	158,275
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	48,025	36,365
LONG-TERM DEBT, NET OF CURRENT PORTION	21,375	37,635
Total liabilities	226,185	232,275
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 53,793,622 and 53,492,316 shares issued and outstanding, respectively, at June 30, 2017; 53,354,579 and 53,251,805 shares issued and outstanding, respectively, at December 31, 2016	5	5
Treasury stock, at cost (301,306 and 102,774 shares held)	(33,058)	(8,946)
Additional paid-in capital	681,263	650,974
Retained earnings	1,275,314	1,094,108
Accumulated other comprehensive loss	(119,167)	(178,583)
Total IPG Photonics Corporation stockholders' equity	1,804,357	1,557,558
NONCONTROLLING INTERESTS	—	166
Total equity	$1,804,357	$1,557,724
TOTAL	$2,030,542	$1,789,999

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2017	2016
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$179,035	$116,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,714	23,653
Provisions for inventory, warranty & bad debt	22,754	20,459
Other	21,818	3,702
Changes in assets and liabilities that used cash:
Accounts receivable/payable	(71,720)	(5,556)
Inventories	(25,820)	(34,668)
Other	(22,679)	(15,646)
Net cash provided by operating activities	133,102	108,304
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(43,632)	(70,863)
Proceeds from sales of property, plant and equipment	15,284	184
Purchases of short-term investments	(71,244)	(62,211)
Proceeds from short-term investments	156,171	41,720
Acquisition of businesses, net of cash acquired	(11,307)	(46,527)
Other	(568)	72
Net cash provided by (used in) investing activities	44,704	(137,625)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of noncontrolling interests	(197)	(950)
Proceeds on long-term borrowings	—	23,750
Principal payments on long-term borrowings	(18,260)	(1,000)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	17,152	8,579
Purchase of Treasury Stock, at cost	(24,112)	—
Net cash (used in) provided by financing activities	(25,417)	30,379
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	31,867	3,696
NET INCREASE IN CASH AND CASH EQUIVALENTS	184,256	4,754
CASH AND CASH EQUIVALENTS — Beginning of period	623,855	582,532
CASH AND CASH EQUIVALENTS — End of period	$808,111	$587,286
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$975	$349
Cash paid for income taxes	$80,956	$66,478